Exhibit 99.1

Greenlane Holdings Announces Upcoming Pre-Funded Warrant Conversion and Lock-Up of Strategic Advisor Warrants

Berachain Investment Corporation to Convert 33,085 of 1,476,464 Pre-Funded Warrants to Remain Within Contractual Beneficial Ownership Limitations;

Select Strategic Advisor Warrant Holders Agree to a Lock-Up until April 2027

Boca Raton, Florida – April 21, 2026 – Greenlane Holdings, Inc. (“Greenlane” or the “Company”) (Nasdaq: GNLN), a publicly traded digital asset treasury company with a strategic focus on BERA, the native digital asset of the Berachain blockchain network, today announced that the Berachain Investment Corporation (“BIC”), has notified the Company that it will be converting a portion of its pre-funded warrants (“Pre-Funded Warrants”) into shares of the Company’s class A common stock (“Common Stock”), representing no more than 4.99% of the issued and outstanding shares of the Company. BIC was the largest participant in the Company’s $110 million PIPE financing completed in October 2025 (the “Financing”) and, as a result of the Financing, a holder of Pre-Funded Warrants to purchase 1,476,464 shares of Common Stock (after giving effect to the Company’s 1-for-8 reverse stock split completed on April 6, 2026), which are subject to a lock-up agreement that is scheduled to expire on April 21, 2026.

In addition, members of our Board of Directors who are holders of Strategic Advisor Warrants that were issued in connection with the Financing have entered into lock-up agreements (the “Lock-Up Agreements”) with the Company. Such holders have agreed not to sell, transfer, or otherwise dispose of their Strategic Advisor Warrants and any underlying shares of Common Stock, subject to certain exceptions, until April 23, 2027.

Pre-Funded Warrant Details

BIC was issued Pre-Funded Warrants to purchase 1,476,464 shares of Common Stock in the Financing, which have been subject to a lock-up agreement that expires on April 21, 2026. Pursuant to current limitations on beneficial ownership, BIC is permitted to convert its Pre-Funded Warrants into Common Stock representing no more than 4.99% of the issued and outstanding shares of the Company at the time of conversion, representing 33,085 shares of Common Stock based on the number of outstanding and issued shares of the Company as of today. Upon giving 61 days’ notice to the Company, BIC could elect to raise its limitations on beneficial ownership to a maximum percentage of 19.99%, which would represent no more than 157,387 shares of Common Stock based on the number of outstanding and issued shares of the Company as of today. To convert additional Pre-Funded Warrants such that BIC’s ownership would exceed 19.99% of the Company’s outstanding shares would require a change to the contractual terms of the Pre-Funded Warrants as well as shareholder approval under Nasdaq Listing Rule 5635(d). We believe that BIC’s equity position in the Company reflects its continued confidence in Greenlane’s long-term strategic direction and the value of the Berachain ecosystem.

Lock-Up Agreement Details

Holders of 162,760 of the 658,092 outstanding Strategic Advisor Warrants have entered into the Lock-Up Agreements with the Company, pursuant to which they have agreed not to sell, transfer, or otherwise dispose of any such Strategic Advisor Warrants and any underlying shares of Common Stock, until April 23, 2027, subject to certain exceptions.

Additional Information

Additional details regarding the Lock-Up Agreements will be filed with the U.S. Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K. The Current Report on Form 8-K, including the full text of the Lock-Up Agreements, will be available on the SEC’s website at www.sec.gov and on the Company’s investor relations website at investor.gnln.com.

About Greenlane Holdings, Inc.

Greenlane Holdings, Inc. (Nasdaq: GNLN) is a publicly traded digital asset treasury company and the only Nasdaq-listed company purpose-built to accumulate BERA and actively participate in Berachain’s Proof of Liquidity infrastructure. Holding approximately 77.9 million units of BERA, representing approximately 32% of circulating supply, Greenlane provides regulated, yield-generating exposure to Berachain through a standard brokerage account, with no cryptocurrency wallet, exchange account, or custody infrastructure required. For more information, visit www.gnln.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact and may be identified by the use of words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project,” “continue,” “should,” and similar expressions. Forward-looking statements in this press release include, but are not limited to, statements regarding: the Company’s expectations with respect to the impact of insiders’ restrictions on trading in the Common Stock on the Company’s share price stability and stockholder value; the growth of the Company’s BERA treasury position and participation in Berachain’s Proof of Liquidity economy; the Company’s plans regarding the acquisition, holding, staking, and deployment of BERA; and the Company’s financial performance, financial condition, and capital allocation strategy.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections and involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that could cause or contribute to such differences include, among others: the inherent volatility in the market price of BERA and other digital assets; the evolving and uncertain regulatory landscape for digital assets; cybersecurity risks; risks related to the Berachain network; the Company’s limited operating history with digital asset strategies; the Company’s ability to continue as a going concern; the adequacy of the Company’s capital resources and liquidity; general economic, market, and geopolitical conditions; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC and in other subsequent filings with the SEC.

These filings are available at www.sec.gov. The forward-looking statements in this press release speak only as of the date of this document. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Cautionary Note Regarding Digital Assets

BERA is a digital asset that is not legal tender, is not backed by any government or central bank, and may be subject to extreme price volatility, regulatory uncertainty and technological risk. Investments in and exposures to digital assets such as BERA are highly speculative and may result in the loss of all or a substantial portion of the invested capital. The Company’s activities involving BERA and other digital assets may not be suitable for all investors and are subject to the risks described in the “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC and in other subsequent filings with the SEC. These filings are available at www.sec.gov.

Investor Relations Contact

Greenlane@icrinc.com